Exhibit 99.1

News Release Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2017 SECOND QUARTER RESULTS

•                  Q2 2017 GAAP diluted EPS of $1.19 compared to GAAP diluted EPS of $0.51 last year and adjusted diluted EPS(1) of $0.99 last year

•                  Company updates outlook for FY 2017 GAAP diluted EPS to $1.42 - $1.62; Adjusted diluted EPS to $1.65 - $1.85

•                  Company repurchased and retired $42.6 million face value of senior notes in Q2 2017; for a total of $50 million 2017 YTD

•                  Cash and cash equivalents up $101 million compared to Q2 2016

FREMONT, CA — September 7, 2017 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal second quarter ended July 29, 2017.

Second quarter 2017 GAAP diluted earnings per share (“EPS”) were $1.19, which includes $0.05 per share from a net gain on extinguishment of debt, compared to GAAP diluted EPS of $0.51, or adjusted diluted EPS of $0.99, for the second quarter last year.  There were no adjusted items for the second quarter of 2017.

Tailored Brands Chief Executive Officer Doug Ewert said, “We were pleased that all brands posted sequential improvement in comparable sales on a one- and two-year stacked basis during the second quarter, which resulted in positive comparable sales for our retail segment as a whole.  That said, the retail environment remains challenging and therefore we have a cautious outlook for the second half of the year.

“We delivered greater profitability this quarter as a result of our focus on disciplined cost management and a more efficient operating structure.  Based on our first half results, we are updating our fiscal 2017 EPS guidance and we now expect to generate EPS of $1.42 to $1.62 on a GAAP basis and $1.65 to $1.85 on an adjusted basis.”

Ewert added, “We are executing our plan to innovate the best men’s specialty retailer of the future.  Our custom suit business continues to grow and exemplifies our unique ability to deliver exclusivity, personalization and fit at unsurpassed value and convenience.  We are advancing our omni-channel capabilities with new services such as guided shopping, which makes it easy for men to find the perfect look.  In addition, we are reaching our customers across all channels to let them know what we stand for — helping men love how they look.

(1)         See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS.  In fiscal 2017, these items currently consist of costs to terminate our tuxedo rental license agreement with Macy’s.  In fiscal 2016, these items primarily related to our store rationalization and profit improvement initiatives as well as integration costs related to Jos. A. Bank.  Non-GAAP adjusted diluted EPS is referred to as “adjusted EPS” for simplicity.

“We remain focused on operational excellence and fiscal discipline. Our rationalized store footprint and more efficient expense structure enable us to generate strong cash flow that we are deploying towards capital investment, dividend payment and debt reduction,”  said Ewert.

Second Quarter Fiscal 2017 Net Sales and Comparable Sales

The table that follows is a summary of total net sales for the second quarter and year-to-date period ending July 29, 2017.  Comparable sales is defined as net sales from stores open at least twelve months at period end and includes e-commerce sales.  The Moores comparable sales change is based on the Canadian dollar.

Second Quarter Net Sales Summary — Fiscal 2017

	Net Sales (U.S. dollars, in millions)				Comparable Sales Change
	Current Quarter	% of Total Sales	% Change	$ Change	Current Quarter	Prior Year Quarter
Retail Segment	$793.0	93.2%	(4.5)%	$(37.2)	0.1%	(2.8)%
Men’s Wearhouse	$458.8	53.9%	(5.0)%	$(24.1)	(2.2)%	2.9%
Jos. A. Bank	$174.3	20.5%	(6.3)%	$(11.7)	7.8%	(16.3)%
K&G	$85.8	10.1%	(0.7)%	$(0.6)	(1.7)%	(2.2)%
Moores	$65.3	7.7%	(1.7)%	$(1.1)	0.3%	(1.5)%
MW Cleaners	$8.8	1.0%	4.5%	$0.4

Corporate Apparel Segment	$57.8	6.8%	(27.3)%	$(21.7)

Total Company	$850.8		(6.5)%	$(58.9)

Year-To-Date Net Sales Summary — Fiscal 2017

	Net Sales (U.S. dollars, in millions)				Comparable Sales Change
	YTD	% of Total Sales	% Change	$ Change	Current Year	Prior Year
Retail Segment	$1,518.3	92.9%	(4.9)%	$(78.1)	(1.1)%	(4.5)%
Men’s Wearhouse	$878.8	53.8%	(4.9)%	$(45.7)	(2.6)%	(0.3)%
Jos. A. Bank	$341.6	20.9%	(6.3)%	$(22.9)	5.7%	(16.2)%
K&G	$174.5	10.7%	(3.7)%	$(6.6)	(4.7)%	(0.9)%
Moores	$106.1	6.5%	(3.2)%	$(3.6)	(1.9)%	(2.5)%
MW Cleaners	$17.3	1.1%	4.4%	$0.7

Corporate Apparel Segment	$115.4	7.1%	(18.8)%	$(26.7)

Total Company	$1,633.7		(6.0)%	$(104.8)

For the second quarter of 2017, total net sales decreased 6.5% to $850.8 million.  Retail net sales decreased by 4.5% primarily due to the impact of last year’s store closures, with comparable retail segment net sales up 0.1%.  Corporate apparel net sales decreased 27.3%, in line with expectations, primarily due to anniversarying last year’s rollout of a large new uniform program.

Comparable sales at Men’s Wearhouse decreased 2.2%. The decrease in comparable sales resulted primarily from a decrease in transactions and a slight decrease in units per transaction partially offset by an increase in average unit retail.  Comparable rental services revenue decreased 2.1%.

Jos. A. Bank comparable sales increased 7.8% primarily due to an increase in transactions and units per transaction that more than offset a decrease in average unit retail.

K&G comparable sales decreased 1.7% primarily due to lower transactions partially offset by an increase in units per transaction and average unit retail.

Moores comparable sales increased 0.3% primarily due to increases in both average unit retail and transactions that more than offset a decrease in units per transaction.

Gross Margin

On a GAAP basis, total gross margin was $396.7 million, a decrease of $13.6 million, primarily due to a decrease in corporate apparel net sales.  As a percent of sales, total gross margin increased 150 basis points to 46.6%.  On an adjusted basis, total gross margin increased 160 basis points.

On a GAAP basis, retail gross margin was $382.0 million, a decrease of $0.2 million, however, gross margin rate increased 220 basis points to 48.2%.  On an adjusted basis, retail gross margin increased $0.7 million and gross margin rate increased 230 basis points.

The increase in the retail gross margin rate was primarily driven by anniversarying last year’s clearance activity as we exited the outlet business.  Excluding the impact of the outlet business, the retail gross margin rate increased 20 basis points while the total gross margin rate decreased 20 basis points.

Advertising Expense

Advertising expense decreased $5.1 million to $39.9 million and decreased 20 basis points as a percent of total sales to 4.7%.  The decrease in advertising expense was driven primarily by reductions in television advertising reflecting a mix shift to digital advertising, as well as the timing of marketing campaigns that will launch later in 2017.

Selling, General and Administrative Expenses

On a GAAP basis, selling, general and administrative expenses (“SG&A”) decreased $57.4 million to $248.3 million and decreased 440 basis points as a percent of total sales.

On an adjusted basis, SG&A expenses decreased $17.2 million, primarily due to decreases in store-related costs resulting from last year’s store rationalization program as well as lower employee-related benefit costs. SG&A expenses of 29.2% of sales were flat to last year.

Operating Income

On a GAAP basis, operating income was $108.5 million compared to $59.6 million last year.

On an adjusted basis, operating income was $108.5 million, up 9.6% compared to $99.0 million last year.

Net Interest Expense and Net Gain on Extinguishment of Debt

Net interest expense was $25.1 million compared to $25.8 million last year.

Net gain on extinguishment of debt was $3.3 million, primarily resulting from the Company’s repurchase of senior notes.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 32.5% compared to 25.9% last year.

On an adjusted basis, the effective tax rate was 32.5% compared to 34.2% last year.

Net Earnings and EPS

On a GAAP basis, net earnings were $58.5 million compared to $25.0 million last year.  Diluted EPS was $1.19 compared to $0.51 last year.

On an adjusted basis, net earnings were $58.5 million compared to $48.1 million last year.  Diluted EPS was $1.19, an increase of 20.2% compared to $0.99 last year.

Balance Sheet Highlights

Cash and cash equivalents at the end of the second quarter of 2017 were $112.7 million, an increase of $101.3 million compared to the end of the second quarter of 2016.  There were no borrowings outstanding on our revolving credit facility at the end of the second quarter of 2017.

Inventories decreased $78.8 million, or 7.7%, to $944.8 million at the end of the second quarter of 2017 compared to the end of the second quarter of 2016, primarily due to lower inventories at Jos. A. Bank.  In addition, inventories were lower at our corporate apparel business as we lapped last year’s rollout of a large uniform program.

Total debt at the end of the second quarter of 2017 was approximately $1.5 billion.  During the second quarter, the Company made its scheduled $1.8 million payment on its term loan. As previously reported, during the second quarter, the Company made a $4.6 million excess cash flow prepayment together with normal principal and interest payments on its term loan and repurchased and retired $17.5 million in face value of its senior notes. In addition, during the second quarter, the Company repurchased and retired an additional $25.1 million in face value of its senior notes for a year-to-date total of $50.0 million in senior note repurchases.

Cash flow from operating activities for the six months ended July 29, 2017 was $140.5 million compared to $100.3 million in the same period last year.  The increase was primarily driven by higher earnings as well as expected lower rental product and inventory purchases, partially offset by anniversarying last year’s income tax refund.

Capital expenditures through the second quarter of 2017 were $34.0 million compared to $55.9 million in the same period last year.

FISCAL 2017 FULL YEAR OUTLOOK

•                  Earnings per Share: The Company now expects to achieve GAAP diluted EPS in the range of $1.42 to $1.62, and adjusted diluted EPS of $1.65 to $1.85.

•                  Comparable Sales: The Company continues to expect comparable sales for Men’s Wearhouse to be down low-single digits, Jos. A. Bank to increase mid-single digits, and K&G to be down mid-single digits.  The Company has updated its outlook for Moores and now expects comparable sales to be down low-single digits.

•                  Tax Rate: The Company continues to expect the effective tax rate to be approximately 33%.

•                  Capital Expenditures: The Company continues to expect capital expenditures of approximately $90 million.

•                  Real Estate: As expected, the Company closed all 170 tuxedo shops at Macy’s in the second quarter.  In addition, the Company continues to expect approximately net 20 store closures in 2017 resulting from its continuous review of its real estate portfolio for opportunities to optimize its fleet as lease terms expire.

The Company noted that fiscal 2017 is a 53-week year versus the 52-week fiscal 2016.

CALL AND WEBCAST INFORMATION

At 5:00 p.m. Eastern time on Thursday, September 7, 2017, management will host a conference call and real time webcast to discuss fiscal 2017 second quarter results.  To access the conference call, please dial 412-902-0030.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  A telephonic replay will be available through September 14, 2017, by calling 201-612-7415 and entering the access code of 13667826#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	July 29, 2017		July 30, 2016		January 28, 2017
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)
Men’s Wearhouse (a)	718	4,032.0	710	3,998.9	716	4,021.7
Jos. A. Bank (b)	496	2,337.1	557	2,616.0	506	2,388.9
Men’s Wearhouse and Tux	54	81.0	135	190.5	58	86.0
The Tuxedo Shop @ Macy’s (c)	—	—	150	74.4	170	84.0
Moores, Clothing for Men	126	789.1	126	789.0	126	789.0
K&G (d)	90	2,076.3	89	2,091.1	91	2,113.5
Total	1,484	9,315.5	1,767	9,759.9	1,667	9,483.1

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14 franchise stores.

(c)  All Tuxedo Shop @ Macy’s stores were closed in the second quarter of 2017.

(d)  85, 82 and 86 stores offering women’s apparel at the end of each period, respectively.

Tailored Brands, Inc. is a leading authority on helping men dress for work, special occasions and everyday life.  We serve our customers through an expansive omni-channel network that includes over 1,400 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.mwcleaners.com, www.dimensions.co.uk, www.alexandra.co.uk. and www.twinhill.com.

This press release contains forward-looking information, including the Company’s statements regarding its 2017 outlook for earnings per share, comparable sales, effective tax rate, capital expenditures and net store closures. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  actions by governmental entities; domestic and international macro-economic conditions; inflation or deflation: the loss of, or changes in, key personnel; success, or lack thereof, in executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives, store rationalization plans, profit improvement plans, revenue enhancement strategies; the impact of the termination of our tuxedo rental license agreement with Macy’s; changes in demand for clothing or rental product; market trends in the retail business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies; advertising or marketing activities of competitors; and legal proceedings.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended July 29, 2017 and July 30, 2016

(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2017	Sales	2016	Sales

Net sales:
Retail clothing product	$594,994	69.9%	$615,946	67.7%
Rental services	151,978	17.9%	165,009	18.1%
Alteration and other services	46,026	5.4%	49,226	5.4%
Total retail sales	792,998	93.2%	830,181	91.3%
Corporate apparel clothing product	57,760	6.8%	79,503	8.7%
Total net sales	850,758	100.0%	909,684	100.0%

Total cost of sales	454,062	53.4%	499,380	54.9%

Gross margin (a):
Retail clothing product	346,364	58.2%	338,064	54.9%
Rental services	128,021	84.2%	137,908	83.6%
Alteration and other services	10,950	23.8%	14,817	30.1%
Occupancy costs	(103,326)	-13.0%	(108,615)	-13.1%
Total retail gross margin	382,009	48.2%	382,174	46.0%
Corporate apparel clothing product	14,687	25.4%	28,130	35.4%
Total gross margin	396,696	46.6%	410,304	45.1%

Advertising expense	39,888	4.7%	44,963	4.9%
Selling, general and administrative expenses	248,343	29.2%	305,709	33.6%

Operating income	108,465	12.7%	59,632	6.6%

Interest expense, net	(25,069)	-2.9%	(25,839)	-2.8%
Gain (loss) on extinguishment of debt, net	3,281	0.4%	(71)	-0.0%

Earnings before income taxes	86,677	10.2%	33,722	3.7%

Provision for income taxes	28,206	3.3%	8,747	1.0%

Net earnings	$58,471	6.9%	$24,975	2.7%

Net earnings per diluted common share allocated to common shareholders	$1.19		$0.51

Weighted-average diluted common shares outstanding:	49,172		48,639

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Six Months Ended July 29, 2017 and July 30, 2016

(In thousands, except per share data)

	Six Months Ended
		% of		% of
	2017	Sales	2016	Sales

Net sales:
Retail clothing product	$1,178,579	72.1%	$1,231,614	70.8%
Rental services	246,798	15.1%	264,840	15.2%
Alteration and other services	92,926	5.7%	99,969	5.8%
Total retail sales	1,518,303	92.9%	1,596,423	91.8%
Corporate apparel clothing product	115,361	7.1%	142,083	8.2%
Total net sales	1,633,664	100.0%	1,738,506	100.0%

Total cost of sales	904,528	55.4%	976,361	56.2%

Gross margin (a):
Retail clothing product	677,070	57.4%	683,377	55.5%
Rental services	206,673	83.7%	221,855	83.8%
Alteration and other services	23,378	25.2%	29,410	29.4%
Occupancy costs	(208,415)	-13.7%	(218,750)	-13.7%
Total retail gross margin	698,706	46.0%	715,892	44.8%
Corporate apparel clothing product	30,430	26.4%	46,253	32.5%
Total gross margin	729,136	44.6%	762,145	43.8%

Advertising expense	82,140	5.0%	92,891	5.3%
Selling, general and administrative expenses	507,529	31.1%	578,628	33.3%

Operating income	139,467	8.5%	90,626	5.2%

Interest expense, net	(50,623)	-3.1%	(52,327)	-3.0%
Gain (loss) on extinguishment of debt, net	3,996	0.2%	(71)	-0.0%

Earnings before income taxes	92,840	5.7%	38,228	2.2%

Provision for income taxes	32,530	2.0%	11,616	0.7%

Net earnings	$60,310	3.7%	$26,612	1.5%

Net earnings per diluted common share allocated to common shareholders	$1.23		$0.55

Weighted-average diluted common shares outstanding:	49,162		48,630

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	July 29,	July 30,
	2017	2016

ASSETS

Current assets:
Cash and cash equivalents	$112,741	$11,430
Accounts receivable, net	71,900	84,348
Inventories	944,783	1,023,603
Other current assets	55,432	81,113

Total current assets	1,184,856	1,200,494
Property and equipment, net	459,530	510,520
Rental product, net	139,397	171,469
Goodwill	119,880	118,307
Intangible assets, net	170,113	174,752
Other assets	5,948	9,012

Total assets	$2,079,724	$2,184,554

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$140,156	$169,820
Accrued expenses and other current liabilities	276,616	295,707
Income taxes payable	6,310	1,150
Current portion of long-term debt	8,750	14,000

Total current liabilities	431,832	480,677

Long-term debt, net	1,532,255	1,600,402
Deferred taxes and other liabilities	162,313	192,125

Total liabilities	2,126,400	2,273,204

Shareholders’ deficit:
Preferred stock	—	—
Common stock	491	486
Capital in excess of par	478,174	461,143
Accumulated deficit	(497,160)	(519,068)
Accumulated other comprehensive loss	(28,181)	(31,211)

Total shareholders’ deficit	(46,676)	(88,650)

Total liabilities and shareholders’ deficit	$2,079,724	$2,184,554

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Six Months Ended July 29, 2017 and July 30, 2016

(In thousands)

	Six Months Ended
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$60,310	$26,612
Non-cash adjustments to net earnings:
Depreciation and amortization	53,407	60,275
Rental product amortization	21,205	23,176
Asset impairment charges	2,867	3,864
(Gain) loss on extinguishment of debt, net	(3,996)	71
Amortization of deferred financing costs and discount on long-term debt	3,661	3,798
Loss on disposition of assets	1,381	49
Other	8,162	9,992
Changes in operating assets and liabilities	(6,468)	(27,533)

Net cash provided by operating activities	140,529	100,304

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,973)	(55,912)
Acquisition of business, net of cash	(457)	—
Proceeds from sales of property and equipment	2,157	605

Net cash used in investing activities	(32,273)	(55,307)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loan	(8,129)	(38,951)
Proceeds from asset-based revolving credit facility	181,550	305,549
Payments on asset-based revolving credit facility	(181,550)	(305,549)
Repurchase and retirement of senior notes	(45,167)	(5,546)
Cash dividends paid	(18,033)	(17,676)
Proceeds from issuance of common stock	927	932
Tax payments related to vested deferred stock units	(1,644)	(1,258)

Net cash used in financing activities	(72,046)	(62,499)

Effect of exchange rate changes	5,642	(1,048)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	41,852	(18,550)

Balance at beginning of period	70,889	29,980
Balance at end of period	$112,741	$11,430

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information, if applicable, as well as forecasted information for our fiscal year ending February 3, 2018.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results.  For fiscal 2017, these items currently consist of costs to terminate our tuxedo rental license agreement with Macy’s.  For fiscal 2016, these costs primarily related to our store rationalization and profit improvement programs and integration costs related to Jos. A. Bank.  Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended July 30, 2016

	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other	Total Adjustments	Non-GAAP Adjusted Results
Consolidated Results
Retail clothing product gross margin	$338,064	$—	$—	$—	$—	$338,064
Alteration and other services gross margin	14,817	—	137	—	137	14,954
Occupancy costs	(108,615)	539	(1,506)	—	(967)	(109,582)

Total retail gross margin	382,174	539	(1,369)	—	(830)	381,344

Total gross margin	410,304	539	(1,369)	—	(830)	409,474

Selling, general and administrative expenses	305,709	(1,483)	(36,384)	(2,332)	(40,199)	265,510

Operating income(3)	59,632	2,022	35,015	2,332	39,369	99,001

Loss on extinguishment of debt, net	(71)	—	—	71	71	—

Provision for income taxes(4)	8,747				16,272	25,019

Net earnings	24,975				23,168	48,143

Net earnings per diluted common share allocated to common shareholders	$0.51				$0.48	$0.99

(1) Primarily consisting of accelerated depreciation.

(2) Primarily consists of $26.4 million of lease termination costs and $6.8 million of consulting costs.

(3) Of the $39.4 million in total adjustments to operating income, $29.3 million relates to the retail segment and $10.1 million relates to shared services.

(4) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Six Months Ended July 29, 2017

	GAAP Results	Macy’s Termination (1)	Total Adjustments	Non-GAAP Adjusted Results
Consolidated Results
Rental services gross margin	$206,673	$1,416	$1,416	$208,089

Total retail gross margin	698,706	1,416	1,416	700,122

Total gross margin	729,136	1,416	1,416	730,552

Selling, general and administrative expenses	507,529	(15,736)	(15,736)	491,793

Operating income	139,467	17,152	17,152	156,619

Provision for income taxes(2)	32,530		5,671	38,201

Net earnings	60,310		11,481	71,791

Net earnings per diluted common share allocated to common shareholders	$1.23		$0.23	$1.46

(1) Consists of $12.3 million of termination costs, $1.4 million of rental product writeoffs, $1.2 million of asset impairment charges and $2.3 million of other costs, all related to the retail segment.

(2) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Six Months Ended July 30, 2016

	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other	Total Adjustments	Non-GAAP Adjusted Results
Consolidated Results
Retail clothing product gross margin	$683,377	$—	$—	$(23)	$(23)	$683,354
Alteration and other services gross margin	29,410	—	288	—	288	29,698
Occupancy costs	(218,750)	1,080	(1,506)	(564)	(990)	(219,740)

Total retail gross margin	715,892	1,080	(1,218)	(587)	(725)	715,167

Total gross margin	762,145	1,080	(1,218)	(587)	(725)	761,420

Selling, general and administrative expenses	578,628	(4,565)	(49,394)	(2,637)	(56,596)	522,032

Operating income(3)	90,626	5,645	48,176	2,050	55,871	146,497

Loss on extinguishment of debt, net	(71)	—	—	71	71	—

Provision for income taxes(4)	11,616				20,481	32,097

Net earnings	26,612				35,461	62,073

Net earnings per diluted common share allocated to common shareholders	$0.55				$0.72	$1.27

(1) Primarily consisting of accelerated depreciation and severance costs.

(2) Primarily consists of $28.4 million of lease termination costs and $11.8 million of consulting costs.

(3) Of the $55.9 million in total adjustments to operating income, $37.5 million relates to the retail segment and $18.4 million relates to shared services.

(4) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted EPS for Fiscal 2017

GAAP to Non-GAAP Adjusted — Reconciliation of Forecasted Adjusted EPS for Fiscal 2017

Diluted EPS- GAAP Basis	$1.42-$1.62
Costs to Terminate Macy’s Agreement	$0.23
Diluted EPS- Non-GAAP Adjusted (1)	$1.65-$1.85

(1)         Based on forecasted adjusted non-GAAP tax rate of 33%